As filed with the Securities and Exchange Commission on July 15, 2005 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	94-3234458 (I.R.S. Employer Identification No.)

300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612
(Address of principal executive offices)

1999 Equity Incentive Plan
1999 Non-Employee Directors’ Stock Option Plan
Milestone Equity Incentive Plan
(Full title of the plans)

Robert C. Bowen
Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612
(510) 444-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Linda L. Carloni
General Counsel
Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612
(510) 444-3500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Scientific Learning Corporation Common Stock, par value $.001 per share	950,000 shares	$5.96(2(a)) — $6.085(2(b))	$5,729,480.24	$674.36

(1)

Consists of an aggregate of 950,000 shares of Registrant’s Common Stock reserved for issuance pursuant to the grant of options and other rights under the Scientific Learning Corporation 1999 Equity Incentive Plan (the “Incentive Plan”), the Scientific Learning Corporation Milestone Equity Incentive Plan (the “Milestone Plan”) and the Scientific Learning Corporation 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) (the Incentive Plan, Milestone Plan and Directors’ Plan being hereinafter collectively referred to as the “Plans”). Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. The following chart illustrates the calculation of the registration fee:

Title of Securities	Number of Shares	Offering Price per Share(2)		Aggregate Offering Price

Shares issuable pursuant to outstanding stock options	379,776	$5.95	(a)	$2,259,667.20
under the Incentive Plan and the Milestone Plan

Shares reserved for future issuance under the Incentive	470,224	$6.085	(b)	$2,861,313.04
Plan and the Milestone Plan

Shares reserved for future issuance under the Directors’ Plan	100,000	$6.085	(b)	$608,500.00

Proposed Maximum Aggregate Offering Price				$5,729,480.24

Registration Fee				$674.36

(2)

Estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price, for shares subject to options previously granted under the Plans (pursuant to Rule 457(h)) and (b) the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq National Market on July 12, 2005 for shares reserved for future issuance under the Plans (pursuant to Rule 457(c)).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Scientific Learning Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

         (a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended by the Form 10-K/A filed May 26, 2005;

         (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

         (c) The Company’s Current Reports on Form 8-K filed on February 22, 2005, March 25, 2005, April 21, 2005, May 17, 2005, May 27, 2005 (two), June 6, 2005 and June 10, 2005; and

         (d) The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A filed with the SEC on June 30, 1998.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

         The class of securities offered hereby is registered under Section 12 of the Exchange Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has entered into indemnity agreements with each of its directors and executive officers. The form of indemnity agreement provides that the Company will indemnify against any and all expenses a director or executive officer who incurs expenses because of his or her status as a director or executive officer, to the fullest extent permitted by the Company’s bylaws and, subject to specified limitations, otherwise to the fullest extent that may be provided under the non-exclusivity provisions of the Delaware General Corporation Law. As a result these agreements may provide indemnification that is broader in some respects than the indemnification specified in the Delaware General Corporation Law.

         As permitted by Section 145 of the Delaware General Corporation Law, the Company’s bylaws provide that the Company will indemnify its directors and executive officers and may indemnify other officers, employees and other agents of the Company to the fullest extent not prohibited by Delaware law, subject to modification by individual contracts. As a result, indemnified parties may be entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent not prohibited under the Delaware General Corporation Law. The bylaws also require the Company to advance litigation expenses, provided that the indemnified executive officer or director undertakes to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; however, expenses will not be advanced if the board of directors determines that the person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company. The Company has purchased a directors’ and officers’ liability insurance policy providing coverage up to specified amounts for losses incurred by the Company, its directors or officers in connection with specified claims against them, including specified claims under state and federal securities laws.

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EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1	1999 Equity Incentive Plan (1)

99.2	Milestone Equity Incentive Plan (1)

99.3	1999 Non-Employee Directors’ Stock Option Plan (2)

(1) Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 000-24547), and incorporated herein by reference.

(2) Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (SEC File No. 000-24547), and incorporated herein by reference.

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

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Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on July 13, 2005.

SCIENTIFIC LEARNING CORPORATION By: /s/ Jane A. Freeman —————————————— Jane A. Freeman Title: Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Bowen and Jane A. Freeman, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Bowen ———————————————— (Robert C. Bowen)	Chairman and Chief Executive	July 13, 2005
Officer (Principal Executive
Officer)

/s/ Jane A. Freeman ———————————————— (Jane A. Freeman)	Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2005

/s/ Edward V. Blanchard, Jr. ———————————————— (Edward V. Blanchard, Jr.)	Director	July 13, 2005

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/s/ Ajit M. Dalvi ———————————————— (Ajit M. Dalvi)	Director	July 13, 2005

/s/ Carleton A. Holstrom ———————————————— (Carleton A. Holstrom)	Director	July 13, 2005

/s/ Joseph B. Martin ———————————————— (Dr. Joseph B. Martin)	Director	July 13, 2005

/s/ Dr. Michael M. Merzenich ———————————————— (Dr. Michael M. Merzenich)	Director	July 13, 2005

/s/ Rodman W. Moorhead III ———————————————— (Rodman W. Moorhead III)	Director	July 13, 2005

/s/ David W. Smith ———————————————— (David W. Smith)	Director	July 13, 2005

/s/ Dr. Paula A. Tallal ———————————————— (Dr. Paula A. Tallal)	Director	July 13, 2005

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